Exhibit 99.1

CONTACT: Terry Hammett, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5384
FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES
SECOND QUARTER 2017 RESULTS

NEW ALBANY, OHIO, August 7, 2017 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company”) (Nasdaq: CVGI) today reported financial results for the second quarter ended June 30, 2017.

	Second Quarter
	2017		2016
($ in millions except EPS)	GAAP	Non-GAAP	GAAP	Non-GAAP
Revenues	$195.1	$195.1	$178.3	$178.3
Operating Income	$7.6	$8.4	$8.4	$8.9
Net Income	$0.1	$2.4	$2.7	$3.0
Basic and Diluted EPS	$0.00	$0.08	$0.09	$0.10
(See Appendix A for Reconciliation of GAAP to Non-GAAP Financial Measures )

Patrick Miller, President and CEO, stated, “As seen by our top line performance, both our truck and construction segments are seeing increased sales in the core markets we serve resulting in a 10 percent improvement in sales in the second quarter as compared to the same period last year.  Our largest end market, North American Heavy Duty Truck, is showing particularly strong demand - OEM truck orders are up 37% in the first half of this year compared to last year. As a result, second quarter truck build was 30% higher quarter-over-quarter and we expect the improvement in orders to continue to be reflected in build for the remainder of this year and perhaps into next year. With respect to our construction and agriculture segment, heavy construction equipment build volumes continue to improve in every geography we serve contributing to approximately 14% segment sales growth in the second quarter as compared to the same period last year.”

Tim Trenary, Chief Financial Officer, stated, “Conversion of improving sales into operating income, or pull through, in the second quarter was well below our past experience. This is primarily attributable to a shortage of labor in our North American wire harness business and the associated cost to satisfy customer production demand. We have increased our wire harness production capacity by maintaining production capability in the Monona, IA facility and by establishing a new facility in Mexico with better access to labor. Admittedly, it is taking longer than previously anticipated to manage down the cost associated with the labor shortage - the burden on second quarter results was on the order of $4 million and there may be another $3 million to $6 million of cost coming in the last half of the year. Additionally, rising commodity prices and some production inefficiencies from the spike in North American truck build adversely impacted pull through in the second quarter.”

Miller continued, “For the most part, our cost reduction and facility restructuring efforts have been very successful. Notwithstanding the difficulty we are experiencing with the wire harness business, we continue to expect savings resulting from the cost reduction and facility restructuring to be at the upper end of the range initially disclosed; that is, $8 million to $12 million annually. Importantly, our two largest end markets continue to improve, sales are up and we expect pull through on the improving sales to return to historical levels in due course.”

Consolidated Results

Second Quarter 2017 Results

•
Second quarter 2017 revenues were $195.1 million compared to $178.3 million in the prior year period, an increase of 9.5 percent. The increase in revenues period-over-period reflects higher heavy-duty truck production in North America and improvement in the global construction markets we serve. Foreign currency translation adversely impacted second quarter 2017 revenues by $2.1 million, or by 1.2 percent when compared to the same period in the prior year.

•
Operating income for the second quarter 2017 was $7.6 million compared to operating income of $8.4 million in the prior year period. The decrease in operating income period-over-period was primarily the result of approximately $4.0 million in production challenges in our North American wire harness operations, partially offset by higher revenues and the benefit of cost reduction and restructuring actions. Second quarter 2017 results include $0.9 million of cost associated with our ongoing restructuring initiatives and other related expenditures. Second quarter 2016 results include $0.5 million of cost associated with the restructuring initiatives.

•
Net income was $0.1 million for the second quarter 2017, or $0.00 per diluted share, compared to net income of $2.7 million in the prior year period, or $0.09 per diluted share. Earnings per share, as adjusted for special items, were $0.08 per diluted share in the second quarter 2017 compared to $0.10 per diluted share in the prior year period.

During the three months ending June 30, 2017, the Company did not have any borrowings under its asset-based revolver. At June 30, 2017, the Company had liquidity of $115 million: $52 million of cash and $63 million of availability from our asset-based revolver.

On April 12, 2017, the Company closed a $175 million Term Loan and Security Agreement with interest at LIBOR plus 600 and a maturity date of April 12, 2023, concurrently redeemed the Company’s $235 million 7.875% notes due April 2019 and settled accrued interest with the proceeds and approximately $74 million of cash. On the same date, the Company also entered into a Third Amended and Restated Loan and Security Agreement upsizing its asset-based revolver to $65 million from $40 million and extending the maturity date to April 2022 from April 2018.

Segment Results

Global Truck and Bus Segment

Second Quarter 2017 Results

•
Revenues for the Global Truck and Bus Segment in the second quarter 2017 were $119.9 million compared to $112.1 million for the prior year period, an increase of 6.9 percent primarily resulting from higher North American heavy-duty truck production in the second quarter when compared to the same period in the prior year.

•
Operating income for the second quarter 2017 was $11.1 million compared to operating income of $8.5 million in the prior year period. The increase in operating income period-over-period is primarily the result of the increase in revenues. Second quarter 2016 results include $0.3 million of cost associated with the restructuring initiatives.

Global Construction and Agriculture Segment

Second Quarter 2017 Results

•
Revenues for the Global Construction and Agriculture Segment in the second quarter 2017 were $78.2 million compared to $68.5 million in the prior year period, an increase of 14.1 percent primarily as a result of improvement in the global construction markets in which we manufacture products. Foreign currency translation adversely impacted second quarter 2017 revenues by $2.4 million, or by 3.6 percent when compared to the same period in the prior year.

•
Operating income for the second quarter 2017 was $1.9 million compared to operating income of $5.5 million for the prior year period. The decrease in operating income period-over-period resulted primarily from the production challenges in our North American wire harness operations, partially offset by the increase in volume and the benefit of the cost reduction and restructuring actions. Second quarter 2017 and 2016 results include $0.9 million and $0.2 million, respectively, of cost associated with our ongoing restructuring initiatives.

2017 End Market Outlook

Management estimates that the 2017 North American Class 8 truck production will be in the range of 220,000 - 240,000 units, as compared to 228,000 units in 2016; North American Class 5-7 production is expected to be up slightly year-over-year. The global construction markets we serve in Europe, Asia, and North America are improving.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

CONFERENCE CALL

A conference call to discuss this press release is scheduled for Tuesday, August 8, 2017, at 10:00 a.m. ET. To participate, dial (844) 743-2497 using conference code 60243191.

This call is being webcast by Nasdaq and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (855) 859-2056 using access code 60243191.

About Commercial Vehicle Group, Inc.
Commercial Vehicle Group, Inc. (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium- and heavy-duty truck market, the medium-and heavy-construction vehicle markets, the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, Class 8 North America build rates, performance of the global construction equipment business, expected cost savings, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company's ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck, construction, aftermarket, military, bus, agriculture and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company's customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) security breaches and other disruptions to our information systems and our business; (ix) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (x) the Company’s ability to comply with the financial covenants in its revolving credit facility and term loan facility; (xi) fluctuation in interest rates relating to the Company's term loan facility and revolving credit facility; (xii) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xiii) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xiv) volatility and cyclicality in the commercial vehicle market adversely affecting us; (xv) the geographic profile of our taxable income and changes in valuation of our deferred tax assets and liabilities impacting our effective tax rate; (xvi) changes to domestic manufacturing initiatives impacting our effective tax rate related to products manufactured either in the United States or in international jurisdictions; (xvii) implementation of tax changes, by the United States or another international jurisdiction, related to products manufactured in one or more jurisdictions where we do business; and (xviii) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2016. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$195,127	$178,251	$368,543	$358,543
Cost of Revenues	172,426	153,920	324,339	308,507
Gross Profit	22,701	24,331	44,204	50,036
Selling, General and Administrative Expenses	14,802	15,585	31,421	32,376
Amortization Expense	331	319	658	652
Operating Income	7,568	8,427	12,125	17,008
Interest and Other Expense	6,740	4,926	11,304	9,784
Income Before Provision for Income Taxes	828	3,501	821	7,224
Provision for Income Taxes	697	781	61	1,941
Net Income	$131	$2,720	$760	$5,283

Earnings per Common Share:
Basic and Diluted	$—	$0.09	$0.03	$0.18

Weighted Average Shares Outstanding:
Basic	29,874	29,449	29,873	29,449
Diluted	30,455	29,756	30,325	29,632

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash	$51,602	$130,160
Accounts receivable, net of allowances of $3,998 and $3,881, respectively	123,641	97,793
Inventories	80,702	71,054
Other current assets	15,088	9,941
Total current assets	271,033	308,948
Property, plant and equipment, net of accumulated depreciation of $140,444 and $137,879, respectively	65,291	66,041
Goodwill	7,972	7,703
Intangible assets, net of accumulated amortization of $7,831 and $7,048, respectively	15,136	15,511
Deferred income taxes, net	29,879	28,587
Other assets	2,481	1,975
Total assets	$391,792	$428,765

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$86,972	$60,556
Accrued liabilities and other	40,616	45,699
Current portion of long-term debt	3,195	—
Total current liabilities	130,783	106,255
Long-term debt	165,449	233,154
Pension and other post-retirement benefits	19,519	18,938
Other long-term liabilities	3,547	2,728
Total liabilities	319,298	361,075
Stockholders' Equity:
Preferred stock, $0.01 par value (5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock, $0.01 par value (60,000,000 shares authorized; 29,873,953 and 29,871,354 shares issued and outstanding, respectively)	299	299
Treasury stock, at cost: 1,014,413 shares, as of June 2017 and December 2016	(7,753)	(7,753)
Additional paid-in capital	238,617	237,367
Retained deficit	(112,618)	(113,378)
Accumulated other comprehensive loss	(46,051)	(48,845)
Total stockholders’ equity	72,494	67,690
Total liabilities and stockholders’ equity	$391,792	$428,765

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended June 30,
	Global Truck & Bus		Global Construction & Agriculture		Corporate / Other		Total
	2017	2016	2017	2016	2017	2016	2017	2016
Revenues
External Revenues	$119,603	$111,883	$75,524	$66,368	$—	$—	$195,127	$178,251
Intersegment Revenues	307	243	2,657	2,157	(2,964)	(2,400)	—	—
Total Revenues	$119,910	$112,126	$78,181	$68,525	$(2,964)	$(2,400)	$195,127	$178,251
Gross Profit	$17,070	$14,432	$5,960	$10,270	$(329)	$(371)	$22,701	$24,331
Selling, General & Administrative Expenses	$5,701	$5,642	$3,975	$4,780	$5,126	$5,163	$14,802	$15,585
Operating Income	$11,073	$8,506	$1,949	$5,455	$(5,454)	$(5,534)	$7,568	$8,427

	Six Months Ended June 30,
	Global Truck & Bus		Global Construction & Agriculture		Corporate / Other		Total
	2017	2016	2017	2016	2017	2016	2017	2016
Revenues
External Revenues	$221,466	$228,167	$147,077	$130,376	$—	$—	$368,543	$358,543
Intersegment Revenues	532	463	4,609	3,917	(5,141)	(4,380)	—	—
Total Revenues	$221,998	$228,630	$151,686	$134,293	$(5,141)	$(4,380)	$368,543	$358,543
Gross Profit	$31,107	$32,255	$13,782	$18,576	$(685)	$(795)	$44,204	$50,036
Selling, General & Administrative Expenses	$11,154	$12,137	$8,459	$9,271	$11,808	$10,968	$31,421	$32,376
Operating Income	$19,366	$19,535	$5,253	$9,235	$(12,494)	$(11,762)	$12,125	$17,008

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating Income, as reported	$7,568	$8,427	$12,125	$17,008
Restructuring and other related expenditures [1]	877	495	1,951	768
Impaired asset [2]	—	—	—	616
Litigation settlement [3]	—	—	$2,377	—
Adjusted Operating Income	$8,445	$8,922	$16,453	$18,392

Operating Income Margin, as reported	3.9%	4.7%	3.3%	4.7%
Restructuring and other related expenditures [1]	0.4	0.3	0.5	0.2
Impaired asset [2]	—	—	—	0.2
Litigation settlement [3]	—	—	0.7	—
Adjusted Operating Income Margin	4.3%	5.0%	4.5%	5.1%

Net Income, as reported	$131	$2,720	$760	$5,283
Restructuring and other related expenditures [1]	877	495	1,951	768
Impaired asset [2]	—	—	—	616
Litigation settlement [3]	—	—	2,377	—
Debt Refinancing [4]	3,191	—	3,191	—
Income tax [5]	(1,831)	(223)	(3,384)	(623)
Adjusted Net Income	$2,368	$2,992	$4,895	$6,044

Basic and Diluted EPS, as reported	$—	$0.09	$0.03	$0.18
Restructuring and other related expenditures, net of tax [1]	0.02	0.01	0.03	0.01
Impaired Asset, net of tax [2]	—	—	—	0.01
Litigation settlement, net of tax [3]	—	—	0.04	—
Debt Refinancing, net of tax [4]	0.06	—	0.06	—
Adjusted Basic and Diluted EPS	$0.08	$0.10	$0.16	$0.20
[1] Cost associated with restructuring, including employee severance and retention cost, lease cancellation cost, building repairs, cost to transfer equipment, and other related expenditures.
[2] Write down to market value of assets held for sale.
[3] Settlement of consulting contract litigation.
[4] Non-cash write off of deferred financing fees and interest cost associated with the refinancing of the 7.875% Senior Secured Notes.
[5] Adjusted Net Income is calculated by applying an assumed 45 percent tax rate to the special items. This rate may not reflect the effective tax rate for the periods presented.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items and charges that management believes reflect the cost reduction and restructuring actions being undertaken by the Company, the cost of the settlement of consulting contract litigation and the cost and charges to refinance the Senior Secured Notes. These items and charges that are excluded have taken place over multiple prior periods without predictable trends. Management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and to, in part, determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and comparable reporting periods. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.